UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC  20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report (Date of earliest event reported) October 13, 2006


                       BROWNSVILLE COMPANY
     (Exact name of registrant as specified in its charter)

                Commission file number 000-51700


Nevada                                                        N/A
(State or other jurisdiction                     (I.R.S. Employer
of incorporation)                             Identification No.)

70 East Beaver Creek, Unit 30
Richmond Hill, Ontario, Canada                            L4B 3B2
(Address of principal                                  (Zip Code)
executive offices)


Registrant's telephone number, including area code:(905) 882-7044

      90 Reynolds Street, Oakville, Ontario, Canada L6J 3K2
  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

      On October 13, 2006, Brownsville Company ("Brownsville") entered into an Option Agreement (the "Agreement") with Trimark Explorations Ltd. and its wholly-owned subsidiary, Gambaro Resources Limited (together referred to herein as "Trimark"), whereby Trimark granted Brownsville the sole exclusive right and option to acquire up to a 100% undivided right, title and interest in and to the Gambaro Resources Property located in Njombe and Songea districts in the Republic of Tanzania (the "Property"). The Property consists of approximately 170 square kilometers in the southwestern part of Tanzania which is located on the East Coast of Africa. The Property, which is held under the terms of a Prospecting License issued by the government of Tanzania, is believed to cover sediments of the Karoo sequence which share common features with rocks of the Colorado Plateau in the western United States that have been prolific producers of Uranium. Under the terms of the Agreement, Trimark has granted Brownsville the sole and exclusive option to acquire up to a 100% undivided interest in and to the Property, by making the following cash payments totaling $100,000 over a three year period: (i) $25,000 within 45 days of signing the Agreement;
(ii) an additional $35,000 within two years of signing of the Agreement; and (iii) an additional $40,000 within three years of signing of the Agreement.

      Pursuant to the Agreement, Brownsville must also complete the following cumulative exploration expenditures on the Property totaling $1,000,000 over a 36 month period: (i) $100,000 in cumulative exploration expenditure within the first 12 months after signing the Agreement; (ii) $500,000 in cumulative exploration expenditures within 24 months of signing of the Agreement; and (iii) $1,000,000 in cumulative exploration expenditures within 36 months of signing of the Agreement. If 36 months after the date of the Agreement, Brownsville has not completed exploration expenses of $1,000,000, Brownsville may still earn its 100% interest in the Property if Brownsville issues in favor of Trimark payments totaling up to 1,000,000 common shares of Brownsville or cash of up to $1,000,000 at Brownsville's sole option less the cumulative exploration expenditures already paid and/or met on the Property. The value of the shares shall be determined as the average share price of the shares over the 30 business days of trading prior to the 36 month period, provided, however, that the shares shall not be valued at less then $1.00 per share. In the event such shares are valued at less then $1.00, Brownsville may still execute this buyout using cash.

      The Agreement further provides that Brownsville will act as operator during the earn-in phase of the Agreement and will be entitled to charge a management fee of 15% on all property exploration expenditures and related head office overhead paid solely out of cumulative exploration expenditures provided by Brownsville and from revenues from the operation of the Property pursuant to the terms of the Agreement. Once Brownsville has earned its 100% interest in the Property, Trimark shall be entitled to a 2% net smelter royalty which shall be reduced to 1% at the sole option of Brownsville upon payment to Trimark of $1,000,000. The Agreement provides that a management committee consisting of two representatives of each company shall be formed pursuant to which Brownsville shall be responsible for the proposal of exploration programs to the management committee and for funding in full any and all exploration programs approved by the management committee in advance of the commencement of exploration.

      Brownsville may terminate the Agreement at any time by giving written notice to Trimark of the termination of the Agreement and such termination shall be effective on the 15th day after such notice is sent to Trimark. In addition, if
Brownsville fails to make any payment under the Agreement or fails to do anything on or before the last day provided for such payment or performance under the Agreement (in each or either case referred to as a "default"), Trimark may terminate this Agreement but only if: (i) Trimark has first given Brownsville written notice of the default containing particulars of the payment which Brownsville has not made or the act which Brownsville has not performed; and (ii) Brownsville has not, within 30 days following delivery of such notice, cured such default by appropriate payment or performance. Should Brownsville fail to comply with the foregoing, Trimark may thereafter terminate the Agreement by notice to Brownsville. Upon such termination, Brownsville forfeits any and all interest in the Property and shall cease to be liable to Trimark.


Item 9.01      Financial Statements and Exhibits.

Exhibits:

10.1  Option  Agreement  between Trimark  Explorations  Ltd.  and
Gambaro Resources Limited, and     Brownsville Company.

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                           SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               BROWNSVILLE COMPANY
                               (Registrant)


Dated: October 16, 2006        By:  /s/ Adam  Cegielski
                               Name:    Adam Cegielski
                               Title:   President   and   Chief
                                        Executive Officer